Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2014 relating to the financial statements and financial statement schedules, which appears in Blue Capital Reinsurance Holdings Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers Ltd
Hamilton, Bermuda

June 9, 2014